FILER:

          COMPANY DATA:
             COMPANY CONFORMED NAME: FIRST DEFINED PORTFOLIO FUND LLC CENTRAL INDEX KEY:
             STANDARD INDUSTRIAL CLASSIFICATION: [ ]
             STATE OF INCORPORATION: DE

          FILING VALUES:
             FORM TYPE:         N-8A
             SEC ACT:
             SEC FILE NUMBER:   333-
             FILM NUMBER:

          FILING VALUES:
             FORM TYPE:          N-8A
             SEC ACT:
             SEC FILE NUMBER:811-
             FILM NUMBER:

          BUSINESS ADDRESS:
             STREET 1:           C/O FIRST DEFINED PORTFOLIO FUND LLC
             STREET 2:           1001 WARRENVILLE ROAD, SUITE 300
             CITY:               LISLE
             STATE:              IL
             ZIP:                60532
             BUSINESS PHONE:     630-241-4141

          MAIL ADDRESS:
             STREET 1:           C/O FIRST DEFINED PORTFOLIO FUND LLC
             STREET 2:           1001 WARRENVILLE ROAD, SUITE 300
             CITY:               LISLE
             STATE:              IL
             ZIP:                60532


Securities and Exchange Commission
Washington, D.C. 20549

Form N-8A
Notification of registration filed pursuant to Section 8(a) of the Investment Company Act of 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          A. Name:
                First Defined Portfolio Fund LLC

          B. Address of Principal Business Office (No. & Street,
             City, State, Zip Code):
                1001 Warrenville Road, Suite 300
                Lisle, Illinois 60532

          C. Telephone Number (including area code):
                (630) 241-4141

          D. Name and address of agent for service of process:
                W. Scott Jardine
                c/o Nike Securities L.P.
                1001 Warrenville Road, Suite 300
                Lisle, Illinois 60532

             Copies to:
                Eric F. Fess
                Chapman and Cutler
                333 W. Wacker Drive
                Chicago, Illinois 60603

          E. Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N8A:

          [x] Yes   [ ] No

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Lisle, Illinois on February 8, 1999.

FIRST DEFINED PORTFOLIO FUND LLC
________________________________
(name of registrant)



By:

/s/ James A. Bowen
________________________________
Sole Managing Board Member

Attest:

/s/ W. Scott Jardine
________________________________
Authorized Person